Exhibit 99.1

Cascade Microtech Reports First Quarter 2006 Results

Revenues of $19.7 million, up 11% sequentially and EPS of 6 cents, including 3 cents stock compensation charge under SFAS 123R

PORTLAND, Ore.—(BUSINESS WIRE)—April 25,2006—Cascade Microtech (NASDAQ:CSCD), today reported financial results for the first quarter ended March 31, 2006.

Highlights for the First Quarter 2006 include:

•                  Revenues of $19.7 million, up 11% sequentially and 6% over last year

•                  Strong bookings during the quarter with positive book-to-bill for both divisions

•                  $3.4 million Production Probes Division revenue, up 77% over last year

•                  $16.3 million Engineering Products Division revenue, up 13% sequentially

•                  EPS of $0.06 per diluted share, including $0.03 stock compensation expense under SFAS123R

•                  Cash and investments at March 31, 2006 were $54.6 million, up $2.7 million from the end of last year.

“We were pleased with our strong bookings and revenue performance in the first quarter of 2006. Book-to-bill was above one in both divisions and revenue grew 11% sequentially. We also continued to invest during the quarter by adding employees in our Production Probe Division to improve our lead times and in our Engineering Products Division to expand our direct sales capabilities,” said Eric Strid, CEO of Cascade Microtech.

Revenue for the first quarter was $19.7 million, net income for the quarter was $0.7 million and diluted earnings per share were $0.06, compared to revenue of $17.7 million, net income of $1.4 million and diluted earnings per share of $0.12 for the fourth quarter of 2005.

Gross margin for the first quarter improved to 43.5% from 42.8% in the fourth quarter of 2005 primarily due to the increase in revenue and related gross margin and product mix.

Beginning in January 2006 we were required to expense the costs of stock options through our income statement under SFAS 123R. This resulted in a charge to earnings of approximately $453,000 during the first quarter of 2006.

The effective tax rate for the first quarter was 33% compared to a tax benefit of 29% in the fourth quarter of 2005. The tax charge for the first quarter did not include any benefit for research and experimentation tax credits since current legislation related to such credits has expired and has not yet been renewed.

At March 31, 2006, the Company had cash and investments of $54.6 million, up from $51.9 million at December 31, 2005.

Financial Outlook

Based on the current backlog and anticipated bookings, Cascade anticipates that second quarter 2006 revenues will be in the range of $19.5 million to $21.0 million compared to $19.7 million in the first quarter of 2006; and that diluted earnings per share will be in the range of $0.05 to $0.10, including stock compensation expense under SFAS 123R .

About Cascade Microtech

Cascade Microtech, Inc. (Nasdaq: CSCD) is a worldwide leader in the precise electrical measurement and test of integrated circuits (ICs) and other small structures. For technology businesses and scientific institutions who need to evaluate small structures, Cascade Microtech delivers access to, and extraction of, electrical data from wafers, integrated circuits (ICs), IC packages, circuit boards and modules, MEMs, biological structures, electro-optic devices and more. Cascade Microtech’s highly reliable production wafer test solutions provide the semiconductor industry with leading-edge probe cards that reduce manufacturing costs of complex semiconductors. Information about Cascade Microtech can be found on the Web at www.cascademicrotech.com.

Forward-Looking Statements

The statements in this release regarding the Company’s financial outlook as to revenue and diluted earnings per share in the second quarter of 2006 are “forward-looking” statements within the meaning of the Securities Litigation Reform act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including changes in demand for the Company’s products, product mix, the timing of shipments and customer orders, constraints on supplies of components, excess or shortage of production capacity and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K. In addition such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

The company will host a conference call beginning at 5 p.m. EST (2 p.m. PST) on April 25, 2006 to discuss its results for the first quarter ended March 31, 2006 and its outlook for the second quarter of 2006.

A simultaneous audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. A replay will be available after 7 p.m. EST at this same internet address. (For a telephone replay, dial (888) 286-8010 passcode: 58807273; International: 617-801-6888.)

Contact:	Cascade Microtech, Inc.
Steven Sipowicz, Chief Financial Officer, 503 601-1000
Gale Napier, Investor relations, 503 601-1000

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

March 31, 2006 and December 31, 2005

	March 31,	December 31,
	2006	2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,896	$2,224
Marketable securities	51,673	48,122
Accounts receivable, net	16,088	16,182
Inventories	11,477	10,889
Prepaid expenses and other	2,014	3,000
Deferred income taxes	1,584	1,699

Total current assets	84,732	82,116

Long-term investments	1,045	1,549
Fixed assets, net	5,240	4,422
Deferred income tax	342	336
Other assets	1,734	1,697

	$93,093	$90,120

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	4,692	3,912
Deferred revenue	515	516
Accrued liabilities	3,478	3,087

Total current liabilities	8,685	7,515

Deferred revenue	309	255
Other long-term liabilities	822	845

Total liabilities	9,817	8,615

Stockholders’ equity:
Common stock	59,371	58,400
Deferred stock-based compensation	—	(142)
Unrealized holding gain (loss) on investments	(73)	(76)
Retained earnings	23,979	23,323

Total stockholders’ equity	83,277	81,505

	$93,093	$90,120

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2006	2005	2005

Sales	$19,699	$17,678	$18,661

Cost of sales	11,020	10,100	9,490
Stock-based compensation	112	6	12

Gross profit	8,567	7,572	9,159

Operating expenses:
Research and development (includes $77, $3, and $4, respectively, of stock-based compensation)	1,998	1,898	1,643
Selling, general and administrative (includes $264, $6, and $25, respectively, of stock-based compensation)	6,009	5,043	4,624

Total operating expenses	8,007	6,941	6,267

Income from operations	560	631	2,892

Other income (expense):
Interest income	362	315	212
Interest expense	—	(2)	(16)
Other, net	57	176	24

Total other income (expense)	419	489	220

Income before income taxes	979	1,120	3,112

Provision for income taxes	323	(325)	617

Net income	$656	$1,445	$2,495

Net income per share:
Basic	$0.06	$0.13	$0.23
Diluted	$0.06	$0.12	$0.21

Shares used in computing net income per share:
Basic	11,373	11,281	10,864
Diluted	11,907	11,955	11,674